Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Registration Statements Nos. 333-80281, 333-85135, 333-88586, 333-98735, 333-101331, 333-110664, 333-122267 and 333-128761 of Stratex Networks, Inc., (the Company) on Form S-8 and Registration Statements Nos. 333-73021 and 333-50820 of Stratex Networks on Form S-3 of our reports dated June 14, 2006, related to the consolidated financial statements and financial statement schedule of the Company and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K/A of Stratex Networks, Inc. for the year ended March 31, 2006.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 20, 2006